Exhibit (a)(2)

LARGE-CAP PORTFOLIO (formerly called Large-Cap Growth Portfolio) AMENDMENT TO DECLARATION OF TRUST

     AMENDMENT, to be effective May 1, 2006 to the Declaration of Trust made December 10, 2001 (hereinafter called the “Declaration”) of Large-Cap Growth Portfolio, a New York trust (hereinafter called the “Trust”) by the undersigned, being at least a majority of the Trustees of the Trust in office.

     WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change the name of the Trust;

     NOW, THEREFORE, the undersigned Trustees, do hereby amend the Declaration as of May 1, 2006, in the following manner:

     1. The caption at the head of the Declaration is hereby amended to read as follows:

LARGE-CAP PORTFOLIO

     2. Section 1.1 of Article I of the Declaration is hereby amended to read as follows:

ARTICLE I

     1.1. Name. The name of the trust created hereby (the “Trust”) shall be Large-Cap Portfolio and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, employees, agents or independent contractors of the Trust or holders of interests in the Trust.

     IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 24th day of April, 2006.

/s/ Benjamin C. Esty	/s/ Ronald A. Pearlman
Benjamin C. Esty	Ronald A. Pearlman

/s/ James B. Hawkes	/s/ Norton H. Reamer
James B. Hawkes	Norton H. Reamer

/s/ Samuel L. Hayes, III	/s/ Lynn A. Stout
Samuel L. Hayes, III	Lynn A. Stout

/s/ William H. Park	/s/ Ralph F. Verni
William H. Park	Ralph F. Verni